Exhibit 10.40
[ANADYS logo]

January 26, 2005	VIA HAND DELIVERY
Jennifer K. Crittenden
[address]
[address]
Dear Ms. Crittenden:
I am very pleased to confirm the offer of employment made to you by Anadys Pharmaceuticals, Inc. for the position of Vice President, Finance, initially reporting to Michael Kamdar, Senior Vice President, Corporate Development and Finance. This position is exempt from state and federal requirements regarding overtime payments, meaning you do not qualify for overtime. We anticipate your hire date to be no later than February 22, 2005, however, the final date will be mutually agreed upon. The details of this offer are as follows:

BASE SALARY:	You will receive a base salary of $7,083.33 paid semi-monthly in accordance with the normal Anadys payroll cycle, which if annualized, amounts to $170,000.00 per year.

STOCK OPTIONS:	Upon commencement of your employment with Anadys and subject to the approval of the Board of Directors, you will be eligible for an initial stock option grant allowing you to purchase 30,000 shares of Anadys common stock at a fair market value on the date of the grant. These stock options are subject to the terms and conditions outlined in the Anadys Equity Incentive Plan. You will be provided full details of the Anadys Equity Incentive Plan once you begin employment.

SIGN-ON BONUS:	As a further incentive for you to join Anadys, you will be given a one-time sign-on bonus of $15,000, less applicable employment taxes. This bonus will be paid to you over three quarters after your hire date. Should you leave the Company within one year of your hire date you will be required to reimburse Anadys for this sign-on bonus within thirty days after your termination date. Should you receive a bonus in excess of $5,000.00 from your current company, you will be required to reimburse $5,000.00 to Anadys.

BONUS:	You are eligible to receive an annual discretionary bonus of between 0 — 20% of your then current annual base salary, contingent upon your own and the Company’s performance.

BENEFITS:	You will be eligible for group benefits for yourself and your eligible dependents, effective the first day of the month following your date of hire, subject to the terms and conditions of the relevant insurance plan. Basic benefits include comprehensive health insurance; dental insurance, and vision care insurance. In addition, you will be eligible for term life insurance and long-term disability insurance for yourself only. You will be eligible to participate in the Anadys 401K plan as well as the Anadys ESPP (Employee Stock Purchase Plan), all in accordance with Company policy. You will also receive 2 weeks of extra paid vacation in addition to the regular accrued pro-rata share of fifteen days of paid vacation per year, and be eligible for paid holidays, all in accordance with Company policy.

Jennifer Crittenden
January 17, 2005

EMPLOYMENT AT WILL:	Anadys is an at-will employer and as such your employment is to be entered into voluntarily and for no specified period. As a result, you are free to resign or the company may terminate your employment at any time, for any reason, with or without cause. No one other than the President and CEO has the authority to alter this employment relationship, either verbally or in writing.
Anadys Pharmaceuticals, Inc. requires that you not disclose to it any proprietary information or trade secrets of any former employer or bring onto its premises any unpublished documents or any property belonging to any former employer.
This offer is subject to your signing non-disclosure and invention assignment agreements with the Company, and the Company’s review of any agreement you may have with former employers to ensure that they do not conflict with your employment with the Company. In addition, upon your date of hire, you will be required to submit proof of identity and eligibility to work in the United States, in compliance with federal immigration laws.
This offer has been extended to you on behalf of Anadys Pharmaceuticals, Inc. and is valid through January 26, 2005, after which time it will expire. This offer includes all the terms of your potential employment with the Company, and supersedes all prior and contemporaneous negotiations, agreements and understandings between you and the Company, oral or written.
Jennifer, we believe you will be able to make an immediate contribution to Anadys’ effort, and think you will enjoy the rewards of working for an innovative, fast-paced, energetic company. One of the keys to our accomplishments is our outstanding people.
Sincerely yours,
ANADYS PHARMACEUTICALS, INC.
/s/ Mary Yaroshevsky-Glanville
Mary Yaroshevsky-Glanville
Senior Director, Human Capital
I hereby accept this offer of employment and accept the terms as stated above. I understand that as an employee of Anadys, I will be expected to comply with all Company policies:

/s/ Jennifer K. Crittenden	01/26/2005

Jennifer K. Crittenden	Date

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